CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, and to the incorporation by reference in Post-Effective Amendment No. 282 to the Registration Statement of The Advisors’ Inner Circle Fund III (Form N-1A: File No. 333-192858) of our report dated December 29, 2020, on the financial statements and financial highlights of PineBridge Dynamic Asset Allocation Fund, Ninety One Emerging Markets Equity Fund (formerly, Investec Emerging Markets Fund) and Ninety One Global Franchise Fund (formerly, Investec Global Franchise Fund) (three of the series constituting The Advisors’ Inner Circle Fund III (the “Funds”)) included in each Fund’s Annual Report to shareholders for the year ended October 31, 2020.

/s/Ernst & Young LLP

Philadelphia, Pennsylvania

February 26, 2021